Exhibit 10.1

FIRST AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“the Amendment”) is made as of November 28, 2005 (the “Effective Date”), between COMSYS Information Technology Services, Inc. (“COMSYS”), a Delaware corporation, and Michael T. Willis (“Employee”).

In consideration of the mutual covenants and agreements hereinafter set forth, the parties agree to amend that certain Amended and Restated Employment Agreement dated as of December 30, 2003, by and between COMSYS and Employee (the “Agreement”) as follows:

1. Section 3(a) of the Agreement is amended in its entirety by inserting a new Section 3(a) as follows:

(a) Term: Separation. The term of the Employment Period shall commence on January 1, 2004 and continue to December 31, 2007 (the “Original Term”) and renew automatically for successive one-year terms (each, a “Renewal Term”) unless notice of non-renewal is given by either party to the other party at least six months prior to the end of the Original Term or any Renewal Term (the “Expiration Date”); provided that the Employment Period may also be terminated prior to such Expiration Date (i) by Executive for any reason, (ii) by the Company with Cause or (iii) by the Company without Cause. In the event that (i) the Company does not renew the Agreement at the end of the Original Term or any Renewal Term, (ii) the Company terminates the Employment Period prior to the Expiration Date without Cause or (iii) Executive terminates the Employment Period prior to the Expiration Date for Good Reason, Executive shall be entitled to receive an amount equal to (A) two times Executive’s Annual Base Salary as of the date of such termination (the “Severance Amount”), divided by (B) twenty-four (24), payable each month during the two year period following termination, in exchange for Executive signing a release of claims against the Company; provided, however, that all of Executive’s future rights to perquisites, benefits, bonuses and reimbursements provided for in this Agreement shall cease immediately upon the termination of the Employment Period, except that, during the 24 month period following the date of such termination of the Employment Period, the Company shall maintain in full force and effect for the continued benefit of Executive all benefits available to Executive under all medical plans and programs of the Company provided to him by the Company immediately prior to termination of the Employment Period and reimburse Executive for all costs associated with electing COBRA benefits for such benefit plans during the 24 month period. The Compensation Committee may also elect to pay the Severance Amount in the form of a lump sum payment rather than monthly payments.

2. General Provisions.

2.1 Severability. Whenever possible, each provision of this Amendment will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Amendment is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Amendment will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

2.2 Complete Agreement. This Amendment, along with the Agreement, embodies the complete agreement and understanding among the parties and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

2.3 Counterparts. This Amendment may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

2.4 Successors and Assigns. Except as otherwise provided herein, this Amendment shall bind and inure to the benefit of and be enforceable by Employee, COMSYS and their respective successors and assigns; provided that the rights and obligations of Employee under this Amendment shall not be assignable.

2.5 Choice of Law. All questions concerning the construction, validity and interpretation of this Amendment and the exhibits hereto will be governed by and construed in accordance with the internal laws of the State of Texas, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas.

2.6 Amendment and Waiver. The provisions of this Amendment may be amended and waived only with the prior written consent of COMSYS and Employee.

2.7 Other Provisions. This Amendment does not purport to amend any provisions of the Agreement not expressly amended and all such provisions shall remain in full force and effect.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment on the date first written above.

COMSYS INFORMATION TECHNOLOGY SERVICES, INC.

By:	/s/ JOSEPH C. TUSA, JR.
Joseph C. Tusa, Jr.
Senior Vice President

/s/ MICHAEL T. WILLIS
Michael T. Willis